Exhibit 21.1

Subsidiaries of the Company

NMS Communications Europe Ltd.

200 Brook Drive
Green Park
Reading, Berkshire RG2 6UB—UK

NMS Communications Europe S.A.

Immeuble Pericles
144, Avenue Roger Salengro
92370 Chaville, France

NMS Communications International, Inc.

100 Crossing Boulevard
Framingham, MA 01702

NMS Communications Securities Corporation

100 Crossing Boulevard
Framingham, MA 01702